Master Value Opportunities Trust

FILE #811-10095

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/12/2006	EHEALTH	5,000,000	31,400	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Thomas Weisel Partners LLC; JMP Securities LLC; Allen & Company LLC